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                                 EXHIBIT 10.110

                     LEASE AGREEMENT FOR CONVERGYS BUILDING

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                                 LEASE AGREEMENT
                                 ---------------

         THIS LEASE AGREEMENT ("Lease") is entered into as of August 29, 2000 (the "Effective Date"), by and between WESTPOINT BUILDING NO. 1, L.L.C., a Delaware limited liability company "Landlord"), whose principal address is 101
E. Erie Street, Suite 800, Chicago, Illinois 60611, and CONVRERGYS CUSTOMER MANAGEMENT GROUP INC., an Ohio corporation ("Tenant"), whose principal address is 201 East Fourth Street, Cincinnati, Ohio 45202.

         In consideration of the promises and covenants herein set forth and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties mutually agree as follows:

1.       PREMISES AND PARKING. Landlord shall construct a new two-story building
         --------------------
         containing approximately 100,000 gross square feet (the "Building") in accordance with the "Work Letter Construction Obligations" attached hereto as Exhibit A (the "Work Letter"). Tenant shall occupy all of the
                   ---------
         100,000 gross square feet of the Building. The Building shall be constructed on approximately 12.55 acres of land located in Westpointe Centre, Tamarac, Florida, and more particularly described on Exhibit B
                                                                      ---------
         attached hereto (the "Land"). The Building and Land are collectively referred to below as the "Premises". Landlord, in consideration of the rents, covenants, terms and conditions of this Lease, leases to Tenant the Premises. In addition, throughout the Term, Tenant and its agents, employees, and invitees shall be entitled to the unrestricted, exclusive use of at least nine hundred seventy-four (974) parking spaces as indicated on the Preliminary Building Shell and Site Plans (as defined in the Work Letter) at no additional charge, which nine hundred seventy-four (974) designated parking spaces will include, at no additional charge, assigned visitor and handicap parking near Tenant's visitor entrance as indicated on the Preliminary Building Shell and Site Plans, including but not limited to the minimum number of handicap spaces required by (and designed in compliance with) applicable building codes and the Americans With Disabilities Act (the "ADA"). Landlord will, at no additional cost to Tenant, assist Tenant in securing a Commercial Boulevard bus stop at the building from the applicable governmental authorities; provided, however, Landlord does not guarantee or warrant that such bus stop will be approved.

2.       INITIAL TERM AND RENEWAL TERMS.
         ------------------------------

         a. The initial term of this Lease (the `Initial Term") shall be ten (10) Lease Years (defined below). The Initial Term will commence on the date (the "Commencement Date") that is the later of: (i) the date that is fifteen (15) days after Substantial Completion of the Base Building Work and the Tenant Improvements (as defined in the Work Letter), or (ii) September 1, 2001, subject to the provisions of Section 7(d) of the Work Letter. The first "Lease Year" shall begin on the Commencement Date and shall end on the last day of the twelfth
                  (12th) full calendar month thereafter. Thereafter, each succeeding twelve-month period shall be a "Lease Year".

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         b.       If Tenant is not in default under this Lease beyond any
                  applicable cure period at the time of exercise, Tenant may, at its option, extend the Initial Term for all of the premises for up to three (3) additional periods of five (5) lease years each (the "Renewal Term(s)"), upon written notice given to Landlord at least nine (9) months prior to the end of the Initial Term or Renewal Term then in effect of Tenant's need to exercise such option(s). Failure by Tenants to so notify Landlord in writing on or before nine (9) months before the expiration of the Initial Term or Renewal Term then in effect will be deemed to be a waiver by Tenant of its rights to extend the Initial Term or the applicable Renewal Term. Except for Base Rent, Tenant's lease of the applicable portion of the Premises during the Renewal Terms shall be on the same terms as provided in this Lease for the Initial Term.

         c. In the event Tenant elects to extend the Terms for the first Renewal Term, Tenant shall be entitled to a market Refurbishment Allowance (as defined below) for the First Renewal Term, and Landlord will pay Tenant such Market Refurbishment Allowance as Tenant elects to receive on or before the expiration of the Initial Term. That portion, if any, of the Market Refurbishment Allowance not used by Tenant shall be set off against Base Rent first coming due during the First Renewal Term. As used herein, the term "Market Refurbishment Allowance" means the then prevailing market refurbishment allowance for tenants in buildings of comparable size, age, use, location and quality in the Ft. Lauderdale, Florida area (the "Market Area"). Within thirty (30) days of Landlord's receipt of Tenant's notice of its intent to exercise the First Renewal Term, Landlord shall provide Tenant with its written proposal for the Market Refurbishment Allowance. If the parties are unable to agree upon the Market Refurbishment Allowance within sixty (60) days after Tenant receives Landlord's written proposal, the Market Refurbishment Allowance shall be determined by two (2) licensed real estate appraisers, one appointed by Landlord and one appointed by Tenant, who are members of the American Institute of Appraisers are experienced in appraising commercial real estate in the Ft. Lauderdale, Florida area. If the appraisers are unable to agree on a Market Refurbishment Allowance for the Premises within twenty (20) days of their appointment, they shall select a third appraiser meeting the qualifications outlined above and who has not previously worked for either party within five (5) days after the last day of such twenty
                  (20) day period. Each party shall pay one-half (1/2) of the third appraiser's fees. Within twenty (20) days after the appointment of the third appraiser, a majority of the appraisers will set the Market Refurbishment Allowance. If a majority of the appraisers are unable to agree on a Market Refurbishment Allowance within such twenty (20) day period, the two closest appraisals will be averaged and the result will be the Market Refurbishment Allowance for purposes of this Section. The Market Refurbishment Allowance as determined in accordance with this Section shall be binding on Landlord and Tenant.

         d. The Initial Term and the Renewal Terms shall be collectively referred to as the "Term". Except as otherwise provided in this Lease to the contrary, upon the

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                  expiration or termination of this Lease, the parties shall be released of all obligations under this Lease accruing from and after such expiration or termination.

3.       DETERMINATION OF BASE RENT.
         --------------------------

         Tenant shall pay Landlord base rent ("Base Rent") as follows:

         a. For the initial Term, annual Base Rent, based upon the Budget (as defined in the Work Letter), and a 10.80% lease constant, shall be:

                  Lease         Annual Base Rent
                  Years        (2.5% annual increases)  Monthly Base Rent
                  -----        -----------------------  -----------------
                    1          $1,156,560.00            $ 96,380.00
                    2          $1,185,474.00            $ 98,789.50
                    3          $1,215,110.85            $101,259.24
                    4          $1,245,488.62            $103,790.72
                    5          $1,276,625.84            $106,385.49
                    6          $1,308,541.48            $109,045.12
                    7          $1,341,225.02            $111,771.25
                    8          $1,374,786.40            $114,565.53
                    9          $1,409,156.05            $117,429.67
                    10         $1,444,384.95            $120,365.41


         b. For the First Renewal Term (Lease Years 11 through 15), annual Base Rent shall equal 95% of "Market Rate" (as defined below; provided, however, the annual Base Rent for the First Renewal Term shall be no less than the annual Base Rent in Lease Year 10.

         c. For the Second Renewal Term Lease Years 16 through 20), annual Base Rent shall equal 95% of Market Rate; provided, however, the annual Base Rent for the Second Renewal Term shall be no less than the annual Base Rent in Lease Year 15.

         d. For the Third Renewal Term (Lease Years 21 through 25), annual Base Rent shall equal 95% of Market Rate; provided, however, the annual Base Rent for the Third Renewal Term shall be no less than the annual Base Rent in Lease Year 20.

         e. The annual Base Rent set forth in Section 3.1. above has been calculated by applying an agreed lease constant of 10/80% (the "Lease Constant") to the amount of $10,70,898.00 set forth on the Budget attached to the Work Letter. Such amount set forth on the Budget is referred to herein and in the Work Letter as the "Guaranteed Maximum Price" or "GMP". The GMP shall be adjusted as set forth in the Work Letter (as so adjusted, the "Adjusted "GMP"). Upon Substantial Completion, the annual Base Rent for the first Lease Year shall be recalculated such that same shall be equal to the result obtained by multiplying the Lease Constant by the sum (the "Rent Calculation Amount") of
                  (i) the "Actual Total

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                  Landlord's Costs" (as defined in the Work Letter) and (ii)
                  thirty percent (30%) of the difference between the Adjusted GMP and the Actual Total landlord's Costs; provided, however, in no event shall the annual Base Rent for the first Lease Year exceed the Adjusted GMP multiplied by the Lease Constant. The annual Base Rent for each Lease Year after the first
                  Lease Year shall increase annually by 2.5%.

                  In addition, Landlord agrees to allow Tenant an additional $848,437.00 (the "Financing Limit") of combined hard and soft costs in "Finance Change Orders" (as defined in the Work Letter), to be capitalized in the annual Base Rent at the Lease Constant. Landlord and Tenant agree that Tenant will use a portion of the Financing Limit for the installation of a raised floor system in the Building, and Tenant may use any portion of the Financing Limit not allocated to the raised floor system for such other matters as Tenant may elect, in Tenant's sold discretion. Any Change Orders which exceed the Financing Limit are deemed "Cash Change Orders" (as defined in the Work Letter), and shall be payable by Tenant in accordance with Section 6(b) of the Work Letter.

         f. As used herein, the term "Market Rate" means the then prevailing market rate per rentable square foot for base rent for tenants of comparable quality given by landlords for leases with tenants in buildings of comparable size, age, use, location and quality in the Market Area, taking into consideration the extent of the availability of space as large as the Premises in the Market Area and all other economic terms then customarily prevailing in such leases with new tenants in the Market Area. Within thirty (30) days of Landlord's receipt of Tenant's notice of its intent to exercise any of the Renewal Terms, Landlord shall provide Tenant with its written proposal for the Market Rate. If the parties are unable to agree upon the Market Rate within sixty
                  (60) days after Tenant receives Landlord's written proposal, the Market Rate shall be determined by two (2) licensed real estate appraisers, one appointed by Landlord and one appointed by Tenant, who are members of the American Institute of Appraisers and are experienced in appraising commercial real estate in the Ft. Lauderdale, Florida area. In establishing the Market Rate for an applicable Renewal Term, the appraisers will produce a five (5) year schedule of Base Rent for such Renewal Term. If the appraisers are unable to agree on a Market Rate for the Premises within twenty (20) days of their appointment, they shall select a third appraiser meeting the qualifications outlined above and who has not previously worked for either party within five (5) days after the last day of such twenty (20) day period. Each party shall pay one-half (1/2) of the third appraiser's fees. Within twenty
                  (20) days after the appointment of the third appraiser, a majority of the appraisers will set the Market Rate. If a majority of the appraisers are unable to agree on a Market Rate within such twenty (20) day period, the two closest appraisals will be averaged and the result will be the Market Rate for purposes of this Section. The Market Rate as determined in accordance with this Section shall be binding on Landlord and Tenant.

         g. Annual Base Rent shall be paid in equal monthly installments. Base Rent is payable in advance on the first day of each month and shall be prorated on a daily basis for

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                  any partial month. Each monthly payment of Base Rent shall include applicable sales tax thereon, In the event the first month of the Initial Term is a partial month, Base Rent for such a partial month will be due and payable on the Commencement Date. If Base Rent is not received by Landlord by the tenth (10th) day of any month, then Tenant shall owe Landlord interest accruing thereon at the Prime Rate then in effect and as announced by The Wall Street Journal plus 3%
                                             -----------------------
                  per annum (the "Default Rate") from and including the firth day after its due date until paid in full, provided, however, if Tenant is late in the payment of Base Rent more than twice in any Lease Year, interest as described above shall accrue as of the date Base Rent was due until paid.

4.       OPERATING COSTS, REAL PROPERTY TAXES AND ASSESSMENTS.
         ----------------------------------------------------

         a. For purposes of this Section and the Lease, the following words and phrases shall have the meanings set forth below:

                  i. "Operating Costs" shall mean all actual costs and expenses incurred by Landlord in connection with, the ownership and maintenance of the Building, its equipment, and the Land and related improvements located thereon (the "Improvements"), other than the performance by Landlord of its work under the Work Letter and the obligations which are at the sole expense of Landlord as more fully described at Section 6 below. In explanation of the foregoing, Operating Costs shall include, but are not necessarily limited to, all real property taxes and assessments imposed on the Building and Premises; landscaping; common area maintenance; snow removal; insurance; license, permit and inspection fees; cost of services of independent contractors; capital expenditures (amortized over the item's useful life, as determined by generally accepted accounting principles consistently applied), provided any such capitalized item to be charged as a component of Operating Costs is required because repair/ maintenance is no longer practical; property management fees not in excess of three percent (3%) of the sum of Base Rent and Additional Rent (as defined below); and any operation and maintenance charges assessed against the Premises pursuant to the Declaration of Protective Covenants, Restrictions and Easements for Westpointe Centre, a copy of which is attached hereto as Exhibit C
                                                                       ---------
                         (the "CCR"), which Tenant hereby consents to, and any other covenants, conditions and restrictions, reciprocal easement agreements or similar restrictions and agreements hereafter affecting any portion of the premises provided same have been consented to in writing by the Tenant. Notwithstanding the foregoing, Tenant shall not be bound by any modification or amendment to the CCR that materially affects Tenant's rights or obligations under this Lease unless Tenant has consented in writing to such modification or amendment. The foregoing notwithstanding, Operating Costs shall not include utilities for the Premises; depreciation on the Building and Improvements; amounts paid toward principal or interest of loans of Landlord; nor those costs as defined in Subsection 4.a.ii. below.

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                  ii.    "Operating Costs" for the Building, its equipment, and
                         the Premises and Improvements shall not include:

                         1.   mortgage principal payments

                         2.   Mortgage interest payments

                         3.   refinancing costs

                         4.   ground rent and related costs

                         5. depreciation and amortization of the Building or equipment (except as otherwise permitted in Section 4.a.i, above)

                         6. interest or penalties resulting from late payments by Landlord

                         7.   advertising costs

                         8.   brokerage leasing commissions

                         9.   tenant alterations

                         10. capital improvements (except as otherwise permitted in Section 4.a.i, above)

                         11.  off-site management personnel and overhead

                         12. property management fees in excess of three percent (3%) of the sum of Base Rent and Additional Rent

                         13. those items specified in Section 6.b. below to be performed by Tenant

                         14. any costs for which Landlord receives a credit, refund or discount, to the extent of such credit, refund or discount

                         15. any insurance costs to the extent such insurance is not required to be maintained under this Lease

                         16. cost of replacing or adding improvements to the Building or the Premises mandated by law or governmental authority, and any repairs or removals necessitated thereby

                         17. any costs covered by or reimbursable under a contractor, manufacturer or supplier warranty or service contract

                         18. any costs to remove and/or remediate Hazardous Substances at, on or in the Premises not as a result of any act or omission of the Tenant Parties (as defined in Section 12.b.).

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         b.       The cost of any services performed by Landlord or by any of its related parties will be comparable to those charged by independent service providers (excluding property management fees, which may not exceed three percent (3%) of the sum of Base Rent and Additional Rent).

         c. Landlord shall use its best efforts to provide Tenant with a copy of Landlord's written Operating Cost budget and a written statement of the estimated operating costs ("Estimated Operating Costs") for the calendar year (or portion thereof) in which Substantial Completion will occur at least thirty
                  (30) days prior to the Commencement Date, provided, however, Landlord's failure to provide same within such time period will not affect Tenant's obligation to pay Additional Rent. In addition, Landlord shall furnish Tenant with the following statements:

                  i. Landlord shall use its best efforts to furnish Tenant a written statement of Operating Costs occurring during the previous calendar year within ninety (90) days from the expiration of each calendar year occurring during the Term of this lease, provided, however, Landlord's failure to provide same within such time period will not affect Tenant's obligation to pay Additional Rent. The written statement shall specify the amount by which Tenant's Operating Costs exceed or are less than the amounts paid by Tenant during the previous calendar year pursuant to Subsection 4.c.ii below. Landlord will furnish Tenant with any backup material supporting Landlord's calculations within ten (10) days after receipt of Tenant's reasonably written request therefor.

                  ii. At the same time specified in Subsection 4.c.i above, Landlord shall furnish Tenant a copy of Landlord's written Operating Cost budget and a written statement of the Estimated Operating Costs for the then current calendar year.

         d. During the Term, Tenant will pay as additional rent ("Additional Rent") the Operating Costs, and all applicable sales tax thereon. Operating Costs will be paid as follows:

                  i. With each payment of Base Rent due pursuant to Section 3 above, Tenant will pay to Landlord one-twelfth (1/12) of Operating Costs as determined by the budget referenced in Section 4.c.ii, above.

                  ii. Within thirty (30) days after delivery of the written statement referred to in Section 4c.i, above, Tenant will pay to landlord the amount by which Operating Costs, as specified in such written statement, exceeds the aggregate of Estimated Operating Costs actually paid by Tenant for the calendar at issue.

                  iii. If the annual statement of actual Operating Costs indicates that Estimated Operating Costs paid by Tenant pursuant to Section 4.d.i. above for any year exceeds actual Operating Costs for the same calendar year, Landlord, at its

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                         election, will either (i) promptly pay the amount of
                         such excess to Tenant within thirty (30) days, or (ii) apply such excess against the next installment(s) of Additional Rent next coming due hereunder.

         e. Upon reasonable advance request, but in no event more than once every Lease Year, Landlord shall grant Tenant reasonable access to Landlord's books and records which reflect Operating Costs for the purpose of verifying Operating Costs incurred by Landlord for the past two (2) calendar years. Tenant shall have the right to photocopy all such books and records. Landlord will retain its books and records for a period of not less than two (2) years.

         f. Tenant shall pay, prior to the delinquency after receipt of written request therefor from Landlord accompanied by a copy of the applicable bill received by Landlord, all Taxes (as defined below) on the Premises. Each such payment will be accompanied by applicable sales tax thereon. For purposes hereof, Taxes shall mean all real estate taxes , assessments, and governmental charges or fees whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments (including non-governmental assessments for common charges under the CCR, or any other restrictive covenant or other private agreement that are not treated as part of Operating Costs consented to in writing by Tenant) now or hereafter attributable to the Premises (or its operation), excluding, however, penalties and interest thereon, and federal and state taxes on income, capital, stock, succession, transfer, franchise, gift, estate or inheritance. If the present method of taxation changes so that in lieu of the whole or any part of any Taxes, there is levied on Landlord a capital tax directly on the rents received therefrom or a franchise tax, assessment, or charge bases, in whole or in part, upon such rents for the Premises, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term "Taxes" for purposes hereof. Taxes shall include the reasonable costs of consultants retained in an effort to lower Taxes and reasonable costs incurred in disputing any Taxes or in seeking to lower the tax valuation of the Premises. If any bill for Taxes covers a time period which is outside the Term of this Lease, Tenant's obligation to be responsible for such payment shall be appropriately adjusted with Landlord so that Tenant is only paying for Taxes attributable to the Term.

5.       UTILITIES AND SERVICES. Landlord shall provide all mechanical and
         ----------------------
         structural systems and equipment, including but not limited to plumbing, heating, air conditioning, electrical systems, security, lighting and similar equipment in accordance with the complete Final Building Shell and Site Plans. Tenant shall procure in its name and promptly pay when due all charges accruing during the Term for telephone, electricity, gas, sanitary service, water and trash collection for the Premises. If at any time during the Term the Premises become untenantable because of the interruption of services to the Building and such interruption is neither within Tenant's control nor due to the fault of Tenant, its contractors, agents or employees, Rent, Additional Rent, and any other charges due from Tenant hereunder will abate in proportion to the extent of the Building that is untenantable,

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         beginning with the second day of such untenantability until the
         Premises again become tenenantable.

6.       MAINTENANCE.
         -----------

         a. Landlord will maintain, and make all necessary repairs and/or replacement to, the Building and its structural elements, the building systems, common areas, other tenant's premises (if any) and the exterior walls, exterior doors, windows, roof, corridors and structural portions of the Premises and the Building, and will maintain the Building and the property including all common areas, landscaping, exterior windows and parking areas as a first-class, professional office building consistent with other similar buildings in the Ft. Lauderdale, Florida area and suitable for general office and/or teleservicing use, and in compliance with all building and zoning codes and all other applicable laws, ordinances, rules and regulations. Landlord will keep the building systems in good condition and repair and will make the building systems available to Tenant twenty-four (24) hours per day, seven (7) days per week, 365 (or 366 as the case may be) days per year. Expenses incurred by Landlord in connection with the foregoing will be included as Operating Costs under Section 4.a.i., subject to the exclusions listed in Section 4.a.ii., and reimbursable by Tenant as part of Operating Costs. Landlord, at its sole expense, will repair all defects (including latent defects) in the construction of the Building and the Premises (excluding any defects in the Tenant Improvements or additional work constructed by Tenant in accordance with
                  Section 7), and such expenses will not be included as reimbursable Operating Costs. All repairs and maintenance performed by Landlord will be of a first-class quality and done in a prompt, diligent and good workmanlike manner. Landlord will use reasonable efforts to do any repairs and maintenance, construction or any other work in such a manner as not materially to interfere with or impair Tenant's use or occupancy of the Premises. Landlord will be responsible for compliance of the Premises, the Building, and the Property with all applicable codes, laws, ordinances, rules, and regulations, including without limitation the Environmental Laws (defined below) and the ADA. If a violation of the ADA as it was in effect as of the Effective Date is found to exist which has not been caused by Tenant, Landlord at its expense (and not as a component of Operating Cost) will promptly correct such violation. Notwithstanding the foregoing, Tenant shall be responsible and pay for any alterations, modifications, additions or improvements to the interior of the Premises which may be required by the ADA as a result of
                  (a) Tenant's alteration or modification of the Premises or construction of the Tenant Improvements in accordance with this Lease or (b) in order to make reasonable accommodations to specific employees of Tenant with disabilities. In the event Landlord fails to perform any of its obligations under this Section 6.a., and such failure subjects persons or property to an immediate risk of harm, Tenant will have the right to perform such obligations and Landlord will reimburse Tenant for the reasonable cost of performing such obligations within thirty (30) days of receipt of an invoice for such costs. In the event Landlord fails to reimburse Tenant for such costs

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                  within such thirty (30) day period, interest will
                  accrue on such amount at the Default Rate from the day after such payment was due.

         b. Excluding the obligations of Landlord under Section 6.a., above, Tenant shall, at its own expense, maintain the interior, nonstructural portions of the Building in good condition and repair, reasonable wear and tear and casualty damage excepted. Tenant shall provide for its own janitorial services for the Building, including but not limited to cleaning of window surfaces within the interior of the Building. Upon the expiration or earlier termination of this lease, Tenant shall surrender the Building to Landlord in good condition, reasonable wear and tear and casualty damage excepted. Notwithstanding anything to the contrary in this Lease, Tenant shall have no obligation to restore the Building to its original condition or to remove any tenant improvements, including the Tenant Improvements, in the Building upon the expiration or termination of this Lease.

         c. If Tenant fails to perform any of its maintenance obligations hereunder (including those obligations under this Section 6 and Section 11), Landlord shall have the right, after providing Tenant with thirty (30) days' written notice and opportunity to perform all necessary repairs, to perform such repairs (and replacements, if necessary) on Tenant's behalf and Tenant shall reimburse Landlord within thirty (30) days for all of Landlord's costs in connection therewith. In the event Tenant fails to reimburse Landlord for such costs within such thirty (30) day period, interest will accrue on such amount at the Default Rate from the day after such payment was due.

7.       ALTERATIONS. Tenant shall have the right to make such alterations to
         -----------
         the Premises as may be necessary for the conduct of Tenant's business after completion of the Tenant Improvements and reasonably approved by Landlord; provided, however, that Tenant shall not make (a) any structural alterations, any nonstructural alterations that affect the integrity of the Building systems, or any nonstructural alterations a single component of which costs in excess of $100,000 (and for which Tenant has not agreed in writing to restore the Premises to the condition immediately prior to such alteration at the expiration or earlier termination of this Lease) without the written consent of Landlord, which consent Landlord may withhold in its sole discretion; of (b) any nonstructural alterations a single component of which costs in excess of $100,000 (and for which Tenant has agreed in writing to restore the Premises to the condition immediately prior to such alteration at the expiration or earlier termination of this lease) without the written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Tenant shall obtain all necessary building permits as are required for such alterations. Except as provided herein (;particularly with respect to Tenant's machinery, trade fixtures, furnishings, equipment and signs) such alterations made by Tenant shall become part of the Premises and shall be returned to Landlord as part of the Premises upon termination. Tenant shall also have the right to install, attach, affix or otherwise place in or upon the Premises, any and all machinery, equipment for teleservicing, office or software development, trade fixtures, furnishings and exterior signs necessary or desirable for Tenant's proper use of the Premises. Notwithstanding anything to the contrary, Tenant will retain ownership and shall remove any and all of Tenant's machinery, equipment for teleservicing, office or software development, trade fixtures, furnishings and exterior signs (including without limitation telecommunications equipment, computers, office furniture, office equipment, disaster recovery backup equipment, cabling, wiring, signs, etc.) at any time including at the termination or expiration of this Lease, whether or not the same shall be deemed to be affixed to the Premises or the Building. After removal, Tenant shall, at its expense, restore the Premises to the same condition in which they were prior to the installation, attachment or placement of such machinery, trade fixtures, furnishings, equipment and exterior signs. Notwithstanding the foregoing, Tenant shall have no obligation to remove the Tenant Improvements or to restore the Premises to the condition existing prior to the completion of the Tenant Improvements. All work performed and all repairs made hereunder by Tenant shall be done in a good and workmanlike manner which shall be consistent with industry standards, using only first quality materials and labor and in compliance with all applicable buildings and zoning laws and with all other laws, ordinances, orders, rules, regulations, and requirements of all federal, state, and municipal governments and the appropriate departments, commissions, boards and officers thereof.

8.       INSURANCE.
         ---------

         a. Tenant shall, at its cost and expense, but for the mutual benefit of Landlord and Tenant, maintain commercial general (public) liability insurance covering any legal liability of Tenant against claims for bodily injury, death and/or property damage arising directly out of the Tenant's occupancy or use, and/or operation of the Premises and/or the conduct of the Tenant's business in such amounts as Landlord may reasonably require, but in no event less than Three Million Dollars ($3,000,000) combined single limit for bodily injury or death and/or property claims in one accident. The aforementioned limit may be met under blanket or multiple policies. At Tenant's options, Tenant may self-insure or retain, through deductible or other retentions, all or a portion of the risks described in this Subsection 8.a. under its corporate risk management program. The Landlord and/or its designated mortgagees or assignees are to be listed under such insurance policy as additional insured(s) as respects their vicarious legal liability caused by the actions or omissions of the Tenant in relation to the Premises or the Building. Such insurance shall contain a severability of interests provision.

                  Tenant agrees to insure, at its cost and expense, or at its option to self-insure, its personal property, including trade fixtures, furnishings, operating equipment and the leasehold improvements for which it retains ownership.

                  Tenant shall maintain Worker's Compensation insurance as required by applicable laws.

         b. Notwithstanding the provisions of Subsection 8.a., above, Landlord shall provide commercial general (public) liability insurance covering Landlord, its employees, representatives, officers, directors, agents, assignees, invitees and tenants for claims arising out of the negligence or other actions or omissions to act of the Landlord, its employees, representatives, officers, directors, agents, assignees and invitees. Such commercial general (public) liability insurance policy shall include the Tenant as an additional insured as respects its vicarious legal liability caused by the actions or omissions of the Landlord in relation to the Premises of the Building. Such insurance shall contain a severability of interests provision.

                  During the Term of this lease, Landlord shall keep its personal property, the Premises, and leasehold improvements for which it retains ownership (including the Premises), including rent loss insurance, insured against loss or damage by fire and all other risks of direct physical loss, only excepting the customary exclusions that are contained in a standard "all risks" policy, for not less than one hundred percent (100%) of the replacement value thereof. Such policy may at Landlord's election contain an endorsement for flood. For purposes of this Section, "replacement value" shall be deemed to be the cost of replacing the property less the cost of excavation, foundations and footings of the Building. Damages that are not insured and/or amounts for which the Landlord becomes a co-insurer under its policy, including any related costs, which occur due to the Landlord's failure to maintain property insurance on the Premises at the most recent replacement value shall be borne by the Landlord.

         c. Deductibles or retained losses applicable to the property or commercial general (public) liability insurance policies specified in Subsections 8.a. and 8.b. above shall be borne by the party listed as named insured on the respective policies.

         d. Insurance maintained by Tenant and Landlord hereunder shall be maintained with insurers licensed to do business in the State of Florida and shall have a Best's Guide rating of at least A-/IX. Tenant and Landlord will each furnish to the other a true, correct and original certificate of such insurance policies as are referenced in any and all Sections contained in this Lease, within fifteen (15) days of the execution of this Lease and, upon request, will provide evidence of the renewal of such insurance upon expiration of the policies. Such insurance policies shall provide that they will not be materially changed, canceled, or not renewed without thirty
                  (30) days' prior written notice to the certificate holder by the respective insurance company.

         e. Under no circumstances shall Tenant be responsible for insurance expenses over and above those directly related to the operation or maintenance of the Premises and the Building, e.g., excess or other insurance which primarily benefits the Landlord, its shareholders, directors or officers or other tenants. Landlord shall promptly pay when due all insurance premiums on insurance policies required to be maintained by Landlord hereunder.

         f. Landlord and Tenant hereby expressly waive, and release each other and their respective agents and employees from, any and all claims it may have against each other or anyone claiming through or under them by way of subrogation for any loss caused by or resulting from risks insured against, whether such insurance relates to property damage, public liability or other risks (or which would have been insured against had that party carried all insurance required under this Agreement), provided that the insurance company issuing such policy shall have waived its right of subrogation with respect to all such claims prior to such loss. Tenant and Landlord each shall obtain a waiver from each and every insurance company with which, in accordance with the insurance requirements of this lease, they carry insurance, whether insuring the Building, the Premises, improvements, personal property or liability with respect to the Premises. Such waiver shall release the insurance company's subrogation rights against the other party. However, if at any time their respective insurers shall refuse to permit waivers of subrogation, Landlord or Tenant may in each instance revoke said waiver of subrogation effective thirty (30) days from the date of notice to the other unless, within such thirty (30) day period, the other is able to secure and furnish, without additional expense, insurance in other companies which provide such waiver of subrogation. If such waiver can only be obtained at additional expenses, the other party may agree to pay such additional expense to maintain the waiver of subrogation.

         g. Tenant will indemnify, defend and hold Landlord, and its members, partners, officers, directors, subsidiaries, affiliates, and employees, harmless from any and all loss or damage which Landlord may sustain by reason of claims brought against Landlord alleging bodily injury or death to any person or damage to property to the extent that such loss or damage is caused by (i) the negligence or willful misconduct of the Tenant Parties in the use of the Premises, or (ii) Tenant's default under the terms of this Lease. Nothing contained herein will require Tenant to defend, indemnify or hold harmless Landlord, or its members, partners, officers, directors, subsidiaries, affiliates, and employees for losses or damages related to claims of bodily injury or death to any person or damage to property to the extent caused by the negligence or willful misconduct of the Landlord Parties (as defined in Section `12.c.).

         h. Landlord will indemnify, defend, and hold Tenant, and its members, partners, officers, directors, subsidiaries, affiliates, and employees, harmless from any and all loss or damage which Tenant may sustain by reason of claims brought against Tenant alleging bodily injury or death to any person or damage to property to the extent that such loss or damage is caused by (i) the negligence or willful misconduct of the Landlord Parties in connection with the Premises, or (ii) Landlord's default under the terms of this Lease. Nothing contained herein will require Landlord to defend, indemnify or hold harmless Tenant, or its members, partners, officers, directors, subsidiaries, affiliates, and employees, for losses or damages related to claims of bodily injury or death to any person or damage to property to the extent caused by the negligence or willful misconduct of the Tenant Parties.

         i. The indemnities set forth in this Section 8 shall survive termination or expiration of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease. If any proceeding is filed fore which indemnity is required hereunder, the indemnifying party agrees, upon request therefor, to defend the indemnified party in such proceeding at its sole cost utilizing counsel reasonably satisfactory to the indemnified party.

9.       DESTRUCTION OF PREMISES.
         -----------------------

         a.       Definitions. For purposes of this Section, the following
                  -----------
                  definitions will apply.

                  i. "Casualty means the destruction of or damage to all or any part of the Premises or the Building.

                  ii. "Architect" means an independent architect selected jointly by Landlord and Tenant.

                  iii. "Insured Casualty" means a Casualty which (i) is insured under Landlord's all risks policy described in
                         Section 8.b., above, or (ii) would have been insured under such a policy had Landlord maintained such policy in effect.

                  iv. "Uninsured Casualty" means a Casualty which (i) is not insured under Landlord's all risks policy described in
                         Section 8.b. above, or (ii) would not have been insured under such a policy had Landlord maintained such policy in effect.

                  v. "Minor Casualty" means (1) a Casualty, if being the destruction of or damage to all the Premises or Building, which can be rebuilt or repaired, as reasonably determined by the Landlord, within the lesser of (i) two hundred seventy (170) days after the date a building permit is issued for the reconstruction, or (ii) the length of time remaining in the then current Term, or (2) a Casualty, if being the destruction of or damage to less than all of the Premises or Building, which can be rebuilt or repaired, as reasonably determined by Landlord, within the lesser of (i) one hundred eighty (180) days after the date of the Casualty, or (ii) the length of time remaining in the then current Term.

                  vi. "Major Casualty" means (1) a Casualty, if being the destruction of or damage to all the Premises or Building, which cannot be rebuilt or repaired, as reasonably determined by the Landlord, within the lesser of (i) two hundred seventy (170) days after the date a building permit is issued for the reconstruction, of (ii) the length of time remaining in the then current Term, or (2) a Casualty, if being the destruction of or damage to less than all of the Premises or Building, which cannot be rebuilt or repaired, as reasonably determined by Landlord, within the lesser of (i) one hundred eighty (180) days after the date of the Casualty, or (ii) the length of time remaining in the then current Term.

                  vii.   "Dollar Limit" means the lesser of the following:

                         . Two Hundred Fifty Thousand Dollars ($250,000), or

                   . During the last year of the then current Term, the total Base Rent which would have been due from Tenant from the date of the Casualty until the end of the then current Term, had the Casualty not occurred.

         b.   Minor Insured Casualties. If an Insured Casualty occurs which is
              ------------------------
              also a Minor Casualty, then Landlord will promptly commence reconstruction or repair and diligently pursue the same toward completion, unless such Casualty occurs during the last year of the then current Term and the Lease is terminated pursuant to
              Section 9.g.

         c.   Major Casualties - Tenant's Election. If a Major Casualty occurs
              ------------------------------------
              and Tenant's ability to operate its business in the Premises is materially hindered or impaired as reasonably determined by Tenant, then Tenant may elect to terminate this Lease effective on the tenth (10/th/) day after such election by providing written notice to Landlord within ten (10) days after receipt of the Architect's written estimate of the length of time necessary for such reconstruction or repair. If Tenant does not elect to terminate this lease, then Landlord will promptly commence reconstruction or repair and diligently pursue the same toward completion.

         d.   Uninsured Casualties - Landlord's Election. If an Uninsured
              ------------------------------------------
              Casualty occurs and the estimated cost of the repair or reconstruction as reasonably determined by Landlord is expected to exceed the Dollar limit, then Landlord may elect to terminate this Lease effective on the tenth (10th) day after such election by providing written notice to Tenant within ten (10) days after receipt of the Architect's written estimate of the cost for such reconstruction or repair. If Landlord does not elect to terminate this Lease, then Landlord will promptly commence reconstruction or repair and diligently pursue the same toward completion.

         e.   Reconstruction or Repair. Upon commencement of reconstruction or
              ------------------------
              repair after a Casualty, Landlord will rebuild or repair the Building and Premises with all reasonable speed and promptness, subject to excusable delay, to substantially the same condition which existed immediately prior to the happening of the Casualty, except that Landlord's obligation to rebuild or repair will not include any personal property of Tenant, nor will Landlord be required to spend for such work an amount in excess of the insurance proceeds actually received by Landlord as a result of the Casualty plus any applicable deductible, provided that Landlord has maintained insurance on the Building and Improvements as required in Section 8 above. Landlord will not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such destruction or damage or the reconstruction or repair thereof.

         f.   Rent Abatement. During any period of reconstruction or repair
              --------------
              after a Casualty, Base Rent, Additional Rent, and any other charges due hereunder from Tenant will abate in proportion to the damage sustained, beginning on the date of the Casualty and continuing until the reconstruction or repair is completed. In addition, if any Casualty occurs and Tenant's ability to operate its business in the Premises is materially hindered or impaired due to the interruption of services to the Building, as reasonably determined by Tenant, Tenant rent will abate commencing the first day of untentantability.

       g.   Casualties at the End of the Term. Notwithstanding anything to the
            ---------------------------------
            contrary contained in this Section 9, if a Casualty occurs within the last year of the then current Term and either (i) the estimated cost of the repair or reconstruction as reasonably determined by Landlord is expected to exceed the Dollar Limit, or (ii) the Casualty is a Major Casualty, then, provided that in all in stances the insurance proceeds are paid to Landlord, excluding those proceeds payable to Tenant for its property, Landlord will not be obligated to restore or repair such destruction or damage and the Lease will be terminated effective on the date of the Casualty unless Tenant agrees, within thirty (30) days after receipt of the Architect's written estimate of the cost for such reconstruction or repair and the time necessary to complete such reconstruction or repair, to extend the Term for an additional period of time such that at least five (5) years will remain in the Term following the completion of such reconstruction or repair.

       h.   Landlord's Notice. Within thirty (30) days after a Casualty,
            -----------------
            landlord shall cause prepare and deliver to Tenant a written estimate of the cost and time for reconstruction or repair.

10.    CONDEMNATION.
       ------------

       a. If all or any part of the Premises is appropriated by any local, state or federal government or agency, whether by agreement or suit, then this Lease shall terminate as to the part so taken on the date of the appropriation, and Rent shall abate proportionately from the date of appropriation. If, during the term of the Lease, or any extension or renewal thereof, less than the entire Premises but a reasonable material portion thereof shall be taken in any such appropriation, this lease shall, upon vesting of title in the appropriation, terminate as to the portion of the Premises so taken, and Tenant may at its option terminate this lease as to the remainder of the Premises; provided that Tenant shall not have the right to terminate this Lease pursuant to the preceding sentence unless (a) twenty percent (20%) or more of the Building is taken and Landlord and Tenant have not agreed upon the terms of Landlord's construction or securing of substantially similar space to the space so taken on the Premises within thirty (30) days of the date of appropriation or (b) ten percent (10%) or more of Tenant's parking spaces are taken and Landlord and Tenant have not agreed upon the terms of Landlord" securing replacement parking spaces in the Westpointe Centre within thirty (30) days of the date of appropriation. Notwithstanding the foregoing, Tenant will not be entitled to terminate the Lease or to an abatement of Rent, Tenant shall be entitled the entire portion of any award made by the condemning authority for such parking spaces.

      b. In the event of an appropriation, Landlord shall be entitled to the award made by the condemning authority, and Tenant shall have no claim against Landlord; provided, however, that Tenant shall be entitled to make a separate claim to the extent such claim does not otherwise reduce the award to Landlord for any award paid for or on account of: (i) the unamortized portion of leasehold improvements, additions, replacements or alterations paid for by Tenant; and (ii) cost of removal and relocation.

11.   USE OF PREMISES. Tenant may use and occupy the Premises for general office
      ---------------
      and storage purposes, for Tenant's telephone marketing, research and related services business and/or for any other purpose not prohibited by applicable laws and regulations or the CCR ("Business Purposes"); provided that Tenant shall be under no obligation to operate or conduct any business in the Premises. Landlord represents to Tenant that the Premises is properly zoned for a call center, including general office purposes. Tenant shall not commit or suffer any waste on the Premises nor use the Premises for any unlawful purpose. Tenant shall comply with and obey all applicable laws, ordinances, rules, orders, regulations and requirements which affect Tenant's use of the Premises, or Tenant's uses under this Lease. Tenant and its agents and employees shall have access to, and exclusive use of, the Premises at all times, subject to the rights of Landlord hereunder.

12.   ENVIRONMENTAL MATERS AND INDEMNIFICATION.
      ----------------------------------------

      a. Each party agrees that it shall not do any act or omit to do any act relating to the Premises during the Terms of this Lease which will constitute a breach or violation of any Environmental Laws. Landlord further agrees on an ongoing basis that if the Land, Building or Premises is found to contain any Hazardous Substances, through actions caused by Landlord, Landlord shall promptly remove such materials and pay for all costs related to this removal, including, but not limited to, any moving costs or temporary housing costs required by Tenant. As used in this Lease: (1) the term "Hazardous Substance" means all chemicals, substances, and/or materials listed under or otherwise governed or regulated by any Environmental Laws, including without limitation, hazardous or toxic substances, wastes or materials, and petroleum and any fraction thereof; and (2) the term "Environmental Laws" means any local, state or federal law, rule, regulation or ordinance pertaining to environmental regulation, contamination or cleanup, including without limitation investigation and cleanup of Hazardous Substances.

      b. Tenant will release, indemnify, defend and hold Landlord and its members, partners, officers, directors, subsidiaries, affiliates, and employees harmless from and against any and all claims, orders, demands, causes of actin, proceedings, judgments, suits, damages, liabilities, losses, costs or expenses (including, without limitation, technical consultant fees, expert witness fees, reasonable attorneys' fees, court costs and expenses paid to third parties) arising out of the presence of any Hazardous Substances at, on or in the Premises as a result of any act or omission of Tenant, its directors, partners, officers, members, subsidiaries, affiliates, employees, contractors and agents (collectively, the "Tenant Parties") at the Premises from and after the Effective Date. In no event will Tenant's indemnification obligations under this
            Section 12.b. cover the acts or omissions of any parties other than the Tenant Parties.

      c. Landlord will release, indemnify, defend and hold Tenant harmless from and against any and all claims, orders, demands, causes of action, proceedings, judgments, suits, damages, liabilities, losses, costs or expenses (including, without limitation, technical consultant fees, expert witness fees, reasonable attorneys' fees, court costs and expenses paid to third parties) arising out of the presence of any Hazardous Substances at, on or in the Premises as a result of any act or omission of Landlord, its members, directors, partners, officers, subsidiaries, affiliates, contractors, employees and agents (collectively, the "Landlord Parties"). In no event will Landlord's indemnification obligations under this Section 12.c. cover the acts or omissions of any parties other than the Landlord Parties.

      d. The indemnification agreements contained in this Section 12 are continuing in nature and shall survive the termination or expiration of this Lease.

13.   ASSIGNMENT AND SUBLETTING.
      -------------------------

      a. Tenant may sublet the Premises or assign this Lease, subject to Landlord's approval (which approval shall not be unreasonably withheld, delayed, or conditioned); provided that Tenant shall remain primarily .liable for all obligations of Tenant hereunder. Tenant agrees to split equally with Landlord (on a monthly basis as and when subtenant's rent is paid) Tenant's "net profit" from the sublease, which shall be an amount equal to (a) the amount by which the Base Rent and any additional amounts and consideration paid by the subtenant exceeds the Base Rent and Additional Rent payable hereunder, less (b) Tenant's reasonable and actual expenses in connection with the sublease, including but not limited to brokerage commissions, and reasonable and actual costs incurred by Tenant in altering, dividing, repairing or otherwise making the space ready for subtenant's occupancy; and any free rent, tenant construction allowance (unless the amount of such construction allowance is being recovered in subtenant's rental payments) or other financial incentives provided to subtenant. If Tenant desires to assign its interest in this Lease and the Premises or sublease all or a portion of the Premises, Tenant shall deliver to Landlord written request specifying the terms and conditions for such assignment or sublease and requesting Landlord's consent, and Tenant shall supply such additional information related to the proposed assignment or subletting as Landlord reasonably requests in connection with its review and evaluation of Tenant's request. Landlord shall respond in writing to any request for approval of an assignment or sublease within ten (10) business days of receipt of Tenant's request and Landlord's failure to respond within such period shall constitute approval.

      b. Notwithstanding anything to the contrary contained in this Lease, Tenant may, upon written notice to, but without the consent of Landlord, assign this Lease or sublet all or any portion of the Premises to: (i) any entity controlling, controlled by, or under direct or indirect common control with Tenant, (ii) any person or entity which acquires all or substantially all of Tenant's assets or stock, or (iii) any organization resulting from a merger or consolidation with Tenant; provided that in all such instances, Tenant shall remain primarily liable hereunder.

14.   TENANT'S DEFAULT AND LANDLORD'S REMEDIES.  Tenant shall be in default
      ----------------------------------------
      hereunder if during the term of this lease:

      a. (a) Tenant makes an assignment for the benefit of creditors; or (b) a voluntary petition is filed by Tenant under any law having for its purpose the adjudication of Tenant a bankrupt or the extension of the time or payment, composition, adjustment, modification, settlement, or satisfaction of the liabilities of Tenant, reorganization of Tenant, or liquidation of Tenant, or (c) an involuntary petition is filed against Tenant under any law having for its purpose the adjudication of Tenant a bankrupt or the extension of the time of payment, composition, adjustment, modification, settlement or satisfaction of the liabilities of Tenant or to which any property of Tenant may be subject or the reorganization or liquidation of Tenant and such petition is not dismissed within sixty (60) days; or (d) a permanent receiver be appointed for the property of Tenant by reason of the insolvency or alleged insolvency of Tenant; or (e) Tenant shall default in the performance of any of the covenants of this Lease (other than the covenants for the payment of Base Rent and Additional Rent, or other charges payable by Tenant hereunder) and such default is not cured within thirty (30) days of receipt of notice thereof (provided if such cure cannot be reasonably completed within such thirty (30) day period, Tenant shall not be in default as long as Tenant commences to cure such failure within such thirty (30) day period and thereafter diligently pursues such cure to completion); or (f) if Tenant shall default in the payment of any amount due hereunder and such payment is not made within five (5) business days after receipt of notice by Tenant of the non-receipt of such payment by Landlord.

      b. Upon the occurrence of any of such events of default described in or elsewhere in this Lease (and after applicable notice has been given to Tenant and such default has not been used within the cure period), Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever:

            (i) Landlord may (a) terminate this Lease or (b) terminate Tenant's right to possession only, without terminating the Lease.

            (ii) Upon any termination of this Lease, whether by lapse of time or otherwise, or upon termination of Tenant's right to possession without termination of the Lease, Tenant shall surrender possession and vacate the Premises immediately, and deliver possession thereof to Landlord, and Tenant hereby grants to Landlord full and free license to enter into and upon the Premises, to the extent permitted by applicable law, to repossess Tenant of the Premises and to expel or remove Tenant and any others who may be occupying or be within the Premises and to remove any and all property therefrom without relinquishing Landlord's right to rent or any other right given to Landlord hereunder or by operation of law.

            (iii) Upon termination of this Lease, whether by lapse of time or otherwise, Landlord shall be entitled to recover all appropriate damages, including the acceleration of all Rent due hereunder for the remainder of the term

                   (including only those options as previously exercised by Tenant) discounted to its present value and as offset by the market rent of the Premises similarly discounted to its present value.

            (iv) Upon any termination of Tenant's right to possession only without termination of this Lease, Landlord may, at landlord's option, enter into the Premises, remove Tenant's signs and other evidences of tenancy, and take and hold possession thereof as provided in subparagraph (ii) above, without such entry and possession terminating the Lease or releasing Tenant, in whole or in part, from any obligation, including Tenant's obligation to pay the Rent for the remainder of the term (including only those options as previously exercised by Tenant).

            (v) Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law (all such remedies being cumulative), nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any Rent or other payments due to Landlord hereunder or of any of the terms provision and covenants herein contained. No act or thing done by Landlord or its agents during the term of this lease shall be deemed a termination of this Lease or an acceptance of the surrender of the Premises, and no agreement to terminate this Lease or accept a surrender of the Premises shall be valid unless in writing signed by Landlord. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants herein contained. Landlord's acceptance of the payment of rental or other payments hereunder after the occurrence of a default shall not be construed as a waiver of such default, unless Landlord so notifies Tenant in writing. Forbearance by Landlord in enforcing one or more of the remedies herein provided upon a default shall not be deemed or construed to constitute a waiver of such default or of Landlord's right to enforce any such remedies with respect to such default or any subsequent default.

15.   LANDLORD'S DEFAULT AND TENANT'S REMEDIES. The following will be considered
      ----------------------------------------
      a default by Landlord: (i) failure to pay any economic allowances due from Landlord hereunder for more than thirty (30) days after receipt of written demand from Tenant, or (ii) failure to keep and perform any of the terms, covenants or conditions of this Lease to be kept and performed by Landlord and such failure continues for thirty (30) days after receipt of written notice from Tenant (provided that if such cure cannot be completed within such 30-day period, Landlord will not be in default as long as Landlord commences to cure such failure within such 30-day period and thereafter diligently pursues such cure to completion). If Landlord's failure results in, or is reasonably likely to result in, a material adverse effect on Tenant's operations within the Premises, then Tenant may elect to pay such sum or perform such covenant or condition and Landlord will reimburse Tenant for the cost of performing such obligations within thirty (30) days of receipt of an invoice for such costs. In the event Landlord fails to reimburse Tenant for such costs within such thirty (30) day period, interest will accrue on such amount at the Default Rate from the day after such payment was due. Forbearance by Tenant to enforce any remedy upon any default by Landlord will not constitute a waiver of such default. The failure of Tenant to insist at any time upon the strict performance of any covenant or agreement or to exercise any options, right, power or remedy contained in this Lease will not be construed as a waiver or a relinquishment thereof for the future. The remedies set forth in this Section are in addition to and not in limitation of any other rights and remedies of Tenant contained in this Lease, or at law or in equity. Tenant agrees that it will give concurrent notice of any default by Landlord under this lease to Landlord's mortgagee (provided that Tenant has actually received written notice of such mortgagee and the address to which such notices are to be sent) and such mortgage will have a period of thirty (30) days in addition to the time periods given to Landlord in this Section to effect a cure before Tenant may exercise its rights hereunder.

16.   MEMORANDUM OF LEASE. Landlord and Tenant each agree that they will execute
      -------------------
      a memorandum or short form of this Lease in recordable form for recording and that such memorandum or short form Lease will be recorded immediately after the deed for the Premises to Landlord is recorded and prior to any mortgage on the Premises.

17.   QUIET ENJOYMENT. Landlord covenants and agrees that, in the absence of a
      ---------------
      failure beyond any cure period to pay Rent and to observe and keep the terms, covenants and conditions of this lease on Tenant's part to be paid, observed and kept, Tenant shall lawfully, peaceably and quietly hold, occupy and enjoy the Premises during the term of this lease without hindrance or molestation by Landlord or any person or persons claiming under Landlord.

18.   NOTICES. All notices shall be given in writing, postage prepaid, by
      -------
      certified or registered mail, return receipt requested, by personal delivery, regular U.S. mail, facsimile transmission followed by regular U.S. mail, or by reputable national overnight courier, at the addressed listed in the first paragraph of this Lease (if to Landlord, to the attention of Gerald A. Pienka, with a copy to Don Johnson, and if to Tenant, to the attention of Claudia L. Schaefer, Esq., with a copy to Frost & Jacobs LLP, 2500 PNC Center, 201 East Fifth Street, Cincinnati, Ohio 45202, Attention: Charles E. Schroer, Esq.). Notices will be deemed delivered and effective on the date received or refused. Notice addresses may be changed by notice to the parties in the manner set forth in this
      Section 18.

19.   BROKER. Each party represents to the other that no real estate broker,
      ------
      consultant, finder or like agent other than Jones Lang LaSalle Americas, Inc. (whose commissions shall be paid by Landlord pursuant to an agreement between Landlord and such broker) has any interest in this transaction under any an agreement with such party. Each party agrees to indemnify and hold the other party, and its members, partners, officers and directors harmless from and against all claims, losses, liabilities and expenses, including reasonable attorneys' fees, arising out of any claim relating to this lease or the Premises by any other broker, consultant, finder or like agent with whom the indemnifying party has dealt or negotiated.

20.   HOLDING OVER. If Tenant holds over after the expiration of the Term, then
      ------------
      it shall be construed as a month-to-month tenancy on the same terms and conditions herein specified, except the holdover Base Rent shall be one hundred fifty percent (150%) of the Base Rent owed by Tenant under this Lease for the month immediately preceding the holdover period. This holdover Base Rent shall be deemed Landlord's exclusive right and remedy for damages against Tenant for holding over; provided, however, Landlord reserves the right to evict Tenant in accordance with Florida law.

21.   SUBORDINATION. Subject to the mutual execution and delivery of a
      -------------
      subordination, nondisturbance and attornment agreement reasonably acceptable to Tenant (the "SNDA"), Landlord reserves the right to subject and subordinate this Lease to the lien of any mortgage(s) or ground or underlying lease(s) placed upon Landlord's interest in the Property after the Effective Date and after a memorandum of this Lease is recorded. Tenant agrees, upon thirty (30) days' advance written request, to execute the SNDA as is reasonably requested by Landlord's lender subordinating its interest and/or attorning to such mortgagees and lessors, provided that:
      (i) such mortgagees and/or lessors attorn in writing, agreeing to recognize Tenant's possession and rights under this lease and agreeing not to disturb or impair Tenant's rights to quiet enjoyment of the Premises as long as Tenant is not in default beyond any applicable cure period, and
      (ii) any default by Landlord under such mortgage or ground lease will not affect Tenant's rights under this Lease as long as Tenant is not in default beyond any applicable cure period.

22.   ENTIRE AGREEMENT. This Lease, including the attached exhibits, constitutes
      ----------------
      the entire agreement between Landlord and Tenant with respect to the Premises, the Building and the Premises, and supersedes any other prior oral or written communications, representations or statements with respect to the transaction contemplated in this lease. This Lease may not be modified, altered or amended in any manner except by an agreement in writing executed by the parties. This Lease shall be interpreted and governed by the laws of the State where the Premises are located. This Lease shall inure to the benefit of, and be binding upon, Landlord and Tenant, and their respective heirs, successors and assigns.

23.   ATTORNEYS' FEES. Unless otherwise provided in this Lease, the
      ---------------
      nonprevailing party in any litigation, claim or action under this Lease shall promptly reimburse the prevailing party for all costs, including reasonable attorneys' fees, incurred by the prevailing party up to and including all trial and appellate levels.

24.   AUTHORITY. Each party represents to the other that it has full right and
      ---------
      authority to enter into this Lease and by doing so violates no existing agreement or indenture to which it is a party or which it is bound or affected, and that the execution and delivery of this Lease has been duly authorized by each party's board of directors, general partners, members and/or managers, as the case may be.

25.   BUILDING NAME, GRAPHICS AND SIGNAGE. Tenant will have the exclusive right
      -----------------------------------
      to name the Building and to use its standard graphics on the Premises and the Building, subject to Landlord's reasonable approval that shall not be unreasonably withheld or delayed. Tenant will have the exclusive right to install building signage on the exterior of the Building and exclusive monument signage on the exterior of the Building and interior lobby areas of the Building, at Tenant's expense and at locations reasonably selected by Tenant, subject to Landlord's reasonable approval which shall not be unreasonably withheld or delayed. Landlord at its expense will provide Tenant with sufficient lines on the Building lobby directory, appropriate signage for Tenant's suite, and signage outside of the Building or on an exterior sign. All signage hereunder shall be subject to the CCR, applicable local code requirements and the approval of applicable governmental authorities. Landlord does not represent nor warrant that any particular type or amount of signage is available for the Building and the Premises, and availability of any particular type or amount of signage is not a condition to Tenant's obligations under this Lease; provided, however, Landlord represents to Tenant that a monument sign for the Premises and a building mounted sign for the Building are permitted under the CCR and applicable local code requirements.

26.   COMPETITORS. Landlord agrees during the Initial Term not to knowingly,
      -----------
      after due inquiry, directly lease or sell any property within the Westpointe Centre (as indicated on Exhibit E) to any competitor of Tenant
                                         ---------
      as listed on Exhibit D ("Named Competitor") or to any real estate entity
                   ---------
      who is acting as an intermediary, nominee or agent for such Named Competitor which entity intends to directly enter into a sale or lease transaction with such Named Competitor at the Westpointe Centre.

27.   ESTOPPEL CERTIFICATES. Within twenty (20) days of receipt of a written
      ---------------------
      request from Landlord, Tenant will execute and deliver to Landlord and such persons as Landlord will reasonably request, a statement certifying that this lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates to which Base Rent, Additional Rent, and other charges payable under this Lease have been paid, stating that Landlord is not in default hereunder (or if Tenant alleges a default stating the nature of such alleged default), and stating that Tenant is not entitled to any credits, offsets, defenses or deductions against payment of rent hereunder (or if they exist, describing them) (collectively, the "Estoppel Items"). If Tenant fails to execute and deliver an estoppel certificate as required hereunder, and such failure shall continued uncured for five (5) days after receipt of a second written notice from Landlord delivered after the expiration of the initial twenty (20) day period, then such failure shall be deemed a statement by Tenant that the Estoppel Items are true and correct to the best of Tenant's knowledge without exception and that Base Rent and Additional Rent have been paid current and not more than thirty (30) days in advance of the due date.

28.   TELECOMMUNICATIONS. Landlord will provide Tenant with sufficient rooftop
      ------------------
      access on the Building for placement of two (2) telecommunication receivers and related transmission equipment (including satellite dishes). Installation, repair, and maintenance of such equipment will be performed by Tenant at Tenant's expense, and Tenant will promptly repair any damage to the roof by reason of any such work (and such work will be coordinated with Landlord and/or performed by Landlord, at Tenant's expense, so as to comply with the terms of Landlord's roof warranty). Landlord will not allow any other equipment on the roof of the Building or on the Premises that may, as reasonably determined by Tenant, denigrate, distort or otherwise interfere with or affect the performance of Tenant's roof top equipment. Landlord will notify Tenant before any other equipment is located on the roof of the Building or on the Premises. At the expiration or termination of this Lease, Tenant will remove all of its equipment from the roof and shall promptly repair any damage occasioned to the roof by reason of the removal of such equipment. In addition, all such usage shall be subject to applicable local code requirements.

29.   EMERGENCY POWER SOURCE. Tenant will have the right to install a diesel
      ----------------------
      generator outside the Building for emergency backup power. The generator will be situated in the area shown generally on Exhibit A. If Tenant
                                                      ---------
      desires to locate the generator in a different area, the new location shall be subject to Landlord's reasonable approval. Landlord shall be responsible for installing the generator and UPS System. Tenant will be responsible for the cost of installing the generator and UPS System. At the expiration or termination of this lease, Tenant will remove the generator from the Premises and shall promptly repair any damage occasioned to the premises by reason of the removal of the generator.

30.   FORCE MAJEURE. In the event that either party is delayed or hindered in,
      -------------
      or prevented from, the performance of any act by reason of restrictive governmental laws or regulations, riots, insurrections, labor disputes not caused by Landlord, inability to secure materials, supplies or labor through ordinary sources by reason of unusually inclement weather or regulation or order of any governmental agency, the act, failure to act, or default of the other party, war or other reason beyond its reasonable control (including unusually inclement weather), then performance of such act will be excused for the period for the delay and the period of the performance of such act will be extended for a period equivalent to the period of such delay. Notwithstanding the foregoing, lack of funds will not be deemed to be a cause beyond the control of either party. Notwithstanding anything to the contrary contained in this Lease, force majeure will not apply as a defense for the nonperformance of either party's obligations under this Lease unless the nonperforming party has given the other party written notice that an event of force majeur has occurred, such notice to be given within a reasonable period of time as is practical under the circumstances after the date such event first occurred.

31.   CANCELLATION OPTION. Tenant shall have the right to terminate this Lease
      -------------------
      effective on the first day of the eighth (8/th/) Lease Year ("Cancellation Date") by providing Landlord with written notice ("Tenant's Termination Notice") at least twelve (12) months prior to the Cancellation Date. If Tenant elects to terminate the Lease pursuant to this section, Tenant shall pay to Landlord a termination fee (the "Termination Fee") equal to twelve (12) months of Base Rent for the Lease Year immediately preceding the Cancellation Date payable as follows: (i) fifty percent (50%) of the Termination Fee within thirty (30) days after receipt of written notice from Landlord delivered to Tenant anytime after Landlord's receipt of Tenant's Termination Notice, and (ii) fifty percent (50%) of the Termination Fee within thirty (30) days after receipt of written notice from Landlord delivered to Tenant no sooner than one hundred twenty days prior to the Cancellation Date. Upon termination of this Lease effective as of the Cancellation Date, and pursuant to this section, Landlord and Tenant shall thereafter have no obligations to each other, with the exception that either party shall indemnify the other for any acts or occurrences which arose prior to the Cancellation Date in accordance with the provisions of Section 12.

32.   OPTION TO PURCHASE.
      ------------------

      a. Tenant will have the exclusive option to purchase the Premises (the "Option") for an amount equal to the product of the Actual Total Project Costs and 1.15 (the "Purchase Price"). In order to exercise the Option, Tenant shall give Landlord written notice of such exercise ("Exercise Notice") in accordance with Section 18 of this lease on or before 5:00 p.m. eastern time on the day which is six months following the Commencement Date (the "Exercise Date"). In the event Tenant exercises the Option, Tenant shall deliver to a national title insurance company selected by Tenant (the "Title Company") within thirty (30) days after receipt of written notice from Landlord an initial cash deposit in the amount of $400,000.00 (the "Deposit"), to be held by the Title Company pursuant to the terms and conditions of this Lease and an escrow agreement reasonably acceptable to Landlord, Tenant and the Title Company (the "Escrow Agreement"). In the event the Exercise Notice is not timely given, the Option shall expire and be of no further force or effect. The Option may not be exercised if Tenant is in default under this Lease beyond any applicable cure period at the time of giving the Exercise Notice. The closing on the purchase and sale (the "Closing') shall occur on the first business day which is at least thirty (30) days after the expiration of eighteen (18) months from the Commencement Date.

      b. If Tenant properly exercises the Option, Landlord shall convey to Tenant marketable fee simple title to the Premises, by special warranty deed (the "Deed"), free and clear of all liens and encumbrances whatsoever, except the following (the "Permitted Exceptions"): (a) real estate taxes and assessments not then due and payable; (b) easements, covenants, conditions and restrictions of record as of the date hereof; (c) zoning, building and other laws, ordinances and regulations; and (d) all encumbrances and other matters on or affecting the Premises created by Tenant. Tenant may, at its sole options, upon written notice to Landlord, waive any of the title requirements set forth in the preceding sentence.

      c. Within thirty (30) days after Tenant's exercise of its Option, Tenant shall obtain (and deliver a copy to Landlord) a commitment (the "Commitment") for an owner's policy of title insurance issued by the Title Company in the amount of the Purchase Price. The Commitment shall show in Landlord marketable fee simple title to the Premises, free and clear of all liens and encumbrances except the Permitted Exceptions and liens or encumbrances to be satisfied by Landlord at Closing out of the sale proceeds. Tenant shall pay all examination and commitment fees and premiums in connection with the Commitment and policy to be issued.

      d. If the Commitment shows that Landlord's title to the Premises is subject to any liens, encumbrances, easements, conditions, restrictions or encroachments other than the Permitted Exceptions (any of these matters being referred to as a "Title Defect"), Landlord, within thirty (30) days after written notice of the Title Defect, shall use reasonable efforts to remedy or remove the Title Defect. If Landlord is unable to remedy or remove the Title Defect within the thirty (30) day period, Tenant may, at its option, by written notice to Landlord, either (i) accept such title to the Premises as Landlord is able to convey or (ii) cancel the Closing in which event the Lease shall remain in full force and effect except that there shall no longer be any Options rights of Tenant.

      e. At the Closing, Tenant will pay the Purchase Price in case, certified or cashier's check, or by wire transfer of immediately available funds. The Deposit shall be applied to the Purchase Price at the Closing. At Closing, Landlord will deliver to Tenant fully executed counterparts of each of the following instruments: (i) the Deed; (ii) a Foreign Investment in Real Property Tax Act ("FIRPTA") certification in conformance with the requirements of FIRPTA; (iii) evidence reasonably satisfactory to the Title Company of the existence and good standing of Landlord and the authority of the individual(s) acting on behalf of Landlord at Closing; (iv) title affidavit from Landlord in the form customarily required by the Title Company; (v0 information from Landlord necessary for reporting the sale of the Premises to tax authorities; (vi) all transferable drawings, plans and specifications in respect to the Premises which are in the possession or control of Landlord; and (vii) such other documents reasonably necessary to effectuate the Closing as required by the Title Company. At the Closing, there shall be no proration or real estate taxes, insurance premiums or utility charges. The cost of documentary stamps on the deed, any transfer charges and recording fees shall be the obligation of Tenant, it being the intent of the parties that the Purchase Price is "net" to Landlord. Any prepaid Rent shall be credited against the Purchase Price at the Closing. Except for the indemnification contained in Section 12 hereof that will survive the Closing, Tenant acknowledges that it will take the Premises "as is" at the Closing and Landlord will make no additional representations or warranties as to the condition of the premises. Landlord's successors and assigns will take the Premises subject to the Option rights of Tenant.

      f. If Landlord fails or refuses to convey title to the Premises to Tenant in accordance with, and by the time required by, this lease (other than as the results of an uncured Title Defect not waived by Tenant) then Tenant's sole remedy shall be to enforce specific performance of Landlord's obligations to convey the Premises to Tenant; alternatively, Tenant may terminate its obligation to purchase the Premises, in which event the Option shall expire and the Lease shall otherwise remain in full force and effect. Notwithstanding the foregoing, in the event that, at the time scheduled for Closing, there exists a violation of Environmental Laws with respect to the Premises, then

                  (1) if the violation is other than as the result of an act of one of the Landlord Parties or Tenant Parties, Tenant shall have the option to either (i) proceed to close on the purchase of the Premises with no diminution in the

            Purchase Price, in which event Landlord shall be released by Tenant from any liability with respect to such breach of Environmental Laws or (ii) extend the Closing for up to six (6) months in order to provide Landlord with time to remedy the breach, which Landlord shall diligently and in good faith pursue. In the event Landlord has not remedied the breach during such six-month period to the reasonable satisfaction of Tenant, then Tenant shall either (i) proceed to close on the purchase of the Premises with no diminution in the Purchase Price, in which event Landlord shall be released by Tenant from any liability with respect to such breach of Environmental Laws or (ii) cancel the Closing in which event the Lease shall remain in full force and effect except that there shall no longer be any Option rights of Tenant;

                  (2) if the violation is as the result of an act of one of the
            Landlord parties, Tenant shall have the option to either (i) proceed to close on the purchase of the Premises with no diminution in the Purchase Price, in which event landlord shall remain liable with respect to such breach of Environmental Laws and Landlord shall diligently pursue the remediation thereof at Landlord's sole cost and expenses or (ii) cancel the Closing in which event the Lease shall remain in full force and effect except that there shall no longer be any Option rights of Tenant; or

                  (3) If the violation is the result of an act of one of the
            Tenant parties, Tenant shall proceed to close on the purchase of the Premises with no diminution in the Purchase Price and landlord shall be released by Tenant from any liability with respect to such breach of Environmental Laws.

      g. In the event that following its exercise of the Option, Tenant defaults in its obligation to acquire the premises as herein provided and fails to cure such default within five (5) days of receipt from Landlord of notice of such default, then the Title Company shall deliver the Deposit to Landlord and Landlord's sole and exclusive remedy at law or in equity shall be to terminate Tenant's Option and to retain the Deposit as liquidated damages.

            THE PARTIES ACKNOWLEDGE THAT LANDLORD'S ACTUAL DAMAGES, IN THE EVENT TENANT DEFAULTS IN ITS OBLIGATION TO ACQUIRE THE PREMISES AS HEREIN PROVIDED, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY SEPARATELY EXECUTING THIS SECTION BELOW, THE PARTIES ACKNOWLEDGE THAT THE LIQUIDATED DAMAGES AMOUNT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF LANDLORD'S ACTUAL DAMAGES IN THE EVENT TENANT DEFAULTS IN ITS OBLIGATION TO ACQUIRE THE PREMISES AS HEREIN PROVIDED. BY THEIR SEPARATELY EXECUTING THIS SECTION BELOW, LANDLORD AND TENANT ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THIS PROVISION COVERING THE LIQUIDATED DAMAGES AMOUNT AND THAT EACH PARTY WAS REPRESENTED BY

            COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THE LEASE WAS EXECUTED.

      Landlord: ______ (initials)         Tenant: [ILLEGIBLE] (initials)
                                                  -----------


33.   GUARANTY. Upon execution and delivery of this Lease, Tenant will cause
      --------
      Covergys Corporation, an Ohio corporation, to execute and deliver to Landlord a guaranty in the form attached hereto as Exhibit F.
                                                         ---------

34.   EXHIBITS. This lease includes the following Exhibits, each of which is
      --------
      incorporated herein as if fully rewritten:

      Exhibit A    Work Letter

      Exhibit B    Legal description for the Land

      Exhibit C    CCR

      Exhibit D    List of Competitors

      Exhibit E    Westpointe Centre

      Exhibit F    Form of Guaranty

35.   MISCELLANEOUS.
      -------------

      A. Tenant agrees to permit Landlord and the authorized representatives of Landlord to enter the Premises at all times during usual business hours upon prior notice, emergency situation excepted (at which time Landlord shall have the immediate right to enter the premises).

      B. Tenant agrees that no disposition of Landlord's interest in the Premises shall of itself operate in any way to terminate Tenant's obligation to perform its undertakings under this lease in accordance with its terms.

      C. The covenants and agreements herein contained shall bind and inure to the benefit of Landlord, its successors and assigns, and Tenant, its successors and assigns, provided that any required consent to any assignment hereof shall be had and obtained as hereinbefore set forth and subject to the provisions of Section 12.

      D.    Time is of the essence of this lease and all of its provisions.

      E. Tenant shall not suffer or permit any mechanics' lien to be filed against the Premises or any part thereof by reason of work, labor, services, or materials performed or supplied or claimed to have been performed or supplied, whether prior to or subsequent to the date of this Lease, to Tenant or anyone holding the premises or any part thereof through or under Tenant. If any such mechanics' lien shall at any time be filed against the Premises, Tenant shall post a bond in the amount thereof or cause the same to be discharged of record within thirty (30) days after the date of filing the same and notice thereof has been given to Tenant. If Tenant shall fail to discharge or bond over such mechanics' lien within such period, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same by bond or by paying the amount claimed to be due without inquiry into the validity of the same and Tenant shall, immediately upon notice from landlord, reimburse Landlord for all such reasonable amounts paid. Tenant, however, shall have the right to contest such lien or liens provided that, within thirty (30) days after any such lien attaches to the Premises, and notice has been given to Tenant, it shall post a bond in the amount thereof and give notice to Landlord of its intention to contest the same and provided further that Tenant shall proceed to contest the validity or amount of such lien or liens by appropriate legal proceedings. Tenant hereby indemnifies Landlord from any cost, damage, loss or expense (including reasonable attorneys' fee) incurred by Landlord as a result of any mechanics' lien placed upon the Premises arising out of Tenant's work or actions or contested by Tenant. In accordance with the terms of the Lease and Section 713.10, Florida Statues, the interest of Landlord in the Premises shall not be subject to liens for improvements made by Tenant and Tenant shall so advise all contractors performing work at the request of Tenant at the Premises.

      F. Landlord may transfer the Premises and any of its rights under this Lease. If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any further obligations hereunder arising after the date of transfer, provided that the assignee assumes Landlord's obligations hereunder in writing.

      G. The liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of this lease or any matter relating to or arising out of the occupancy or use of the Premises and/or the Building shall be recoverable only from the interest of Landlord in the Premises, and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency.

      H. TO THE MAXIMUM EXTENT PERMITTED BY LAW, LANDLORD AND TENANT EACH WAIVE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR WITH RESPECT TO THIS LEASE.

      I. Radon is a naturally occurring radioactive gas that, when it has accumulated in a structure in sufficient quantities, may present health risks to persons who are exposed to it. Levels of radon that exceed Federal and State guidelines have been found in buildings in the State of Florida. Additional information regarding radon and radon testing may be obtained from the county public health unit.

      J. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

      K. This Lease has been a collaborative effort of Landlord, Tenant and their respective consultants and counsel. Then normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this lease or any exhibits or amendments hereto.

The undersigned have executed this Lease as of the date first above set forth.

                                            LANDLORD:



                                            WESTPOINT BUILDING NO. 1, L.L.C.
                                            a Delaware limited liability company


/s/ Gregory A. Ciambrone                   By: /s/ Gerald A. Piertka
-------------------------------------          ---------------------------------
Print Name: Gregory A. Ciambrone           Print Name: Gerald A. Piertka
            -------------------------                  -------------------------
                                           Title:       Member
                                                  ------------------------------
    /s/ Marc Poggid
-------------------------------------
Print Name:      Marc Poggid
            -------------------------


                                           TENANT:

                                           CONVERGYS CUSTOMER MANAGEMENT GROUP,
                                           INC. An Ohio corporation


/s/ Cathy Woods                            By: /s/ Ronald Schultz
-------------------------------------          ---------------------------------
Print Name: CATHY WOODS                    Print Name: RONALD SCHULTZ
            -------------------------                  -------------------------
                                           Title: PRESIDENT, CMC
                                                  ------------------------------
    /s/ Melanie Miles
-------------------------------------
Print Name:      Melanie Miles
            -------------------------